Exhibit #99.1
HARMONIC APPOINTS PATRICK HARSHMAN
PRESIDENT AND CHIEF EXECUTIVE OFFICER
– Anthony Ley Retires, Continues as Non-Executive Chairman of the Board –
SUNNYVALE, CALIF. — MAY 4, 2006 — Harmonic Inc. (Nasdaq: HLIT), a leading provider of digital video, broadband optical networking and IP delivery systems, today announced that Dr. Patrick Harshman has been appointed the Company’s President and Chief Executive Officer by the Board of Directors. This appointment, which is effective immediately, is the result of an on-going succession planning process that included a comprehensive external search. Dr. Harshman, 41, succeeds Anthony Ley, 67, who has led Harmonic’s growth and development for 18 years. Mr. Ley is retiring from active, full-time service with the Company, but will continue as the non-executive Chairman of the Board of Directors. Dr. Harshman has also been elected to a position on the Board.
“The Board’s extensive search confirmed my belief that Patrick is an outstanding leader with the right mixture of technical talent, business acumen and strategic vision to lead Harmonic successfully into the future,” said Anthony Ley. “Patrick has earned the admiration, respect and trust of our employees as well as our customers around the world. In his capacity as Executive Vice President, Patrick has worked aggressively to enhance Harmonic’s focus and efficiency as well as to integrate and align the organization for greater flexibility to pursue emerging opportunities.”
“It has been a privilege to work with Tony as he navigated the complexities of a fast moving broadband market and changing business environment,” said Dr. Harshman. “Through his skill, leadership and integrity, Harmonic is recognized by broadband service providers around the globe as a leading innovator of digital video and optical networking solutions, as well as a trusted technology partner capable of handling the most challenging problems. I look forward to taking on the role of President and CEO of Harmonic and aim to expand our leadership position in the ever evolving world of video, data and voice delivery in both fixed and mobile environments.”
Dr. Harshman joined Harmonic in 1993 and has held key leadership positions in marketing, international sales, and research and development. In December 2005, he was appointed Executive Vice President responsible for the majority of the Company’s operational functions, including the unified digital video and broadband optical networking divisions as well as global manufacturing. Prior to the consolidation of the Company’s product divisions, Dr. Harshman held the position of President of the Convergent Systems division and, for more than four years, was President of the Broadband Access Networks division. Before that, as the Vice President of Marketing, he is credited with building Harmonic into a globally respected brand within the broadband video and communications industry. Dr. Harshman earned a Ph.D. in Electrical Engineering from the University of California, Berkeley and completed an Executive Management Program at Stanford University.
Mr. Ley joined Harmonic in 1988 as President and Chief Executive Officer. He was elected Chairman of the Board of Directors in 1995. During his tenure, Mr. Ley led Harmonic from a venture-backed startup that produced ground-breaking optical networking systems for cable networks to a publicly traded, multinational company with a range of industry-leading solutions that bring the all-digital, all-on-demand future into reach for cable, satellite, telco, terrestrial and wireless operators.

“I have thoroughly enjoyed my tenure at Harmonic and it has been incredibly gratifying to build a company that has enabled fundamental changes to the way people live, work and play. I am fortunate to have worked with a world-class team that consistently innovates and sets the pace within its industry,” added Mr. Ley.
Conference Call Information
Harmonic will host a conference call on Friday, May 5, 2006 at 6:00 a.m. Pacific (9:00 a.m. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at www.harmonicinc.com or by calling +1-617-786-4501 (participant code 85911388). The replay will be available after 8:00 a.m. Pacific at the same website address or by calling +1-617-801-6888 (participant code 21981467).
About Harmonic Inc.
Harmonic Inc. is a leading provider of digital video, broadband optical networking and IP delivery systems to cable, satellite, telecom and broadcast network operators. Harmonic’s open standards-based solutions for the headend through the last mile enable customers to develop new revenue sources and a competitive advantage by offering powerful interactive video, voice and data services such as video-on-demand, high definition digital television, telephony and Internet access.
Harmonic (Nasdaq: HLIT) is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company’s customers, including many of the world’s largest communications providers, deliver services in virtually every country. Visit www.harmonicinc.com for more information.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our aim to expand our leadership position in video, data and voice delivery in both fixed and mobile environments. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include difficulties in the transition of management of Harmonic from Mr. Ley to Dr. Harshman; delays or decreases in capital spending in the cable, satellite and telco industries, customer concentration and consolidation, general economic conditions, the need to introduce new and enhanced products, market acceptance of new or existing Harmonic products, losses of one or more key customers, risks associated with Harmonic’s international operations, the effect of competition, difficulties associated with rapid technological changes in Harmonic’s markets. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Harmonic’s filings with the Securities and Exchange Commission, including our Annual Report filed on Form 10-K for the year ended December 31, 2005, and our current reports on Form 8-K. Harmonic does not undertake to update any forward-looking statements.
EDITOR’S NOTE – Product and company names used herein are trademarks or registered trademarks of their respective owners.